UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to Section 240.14a-12

VISTAPRINT N.V.

(Name of Registrant as Specified In Its Charter)

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Vistaprint N.V. intends to send the following email message and PowerPoint presentation to some of its shareholders in connection with discussions it plans to have with shareholders to solicit support for proposals outlined in the definitive proxy statement for Vistaprint’s annual general meeting of shareholders on November 12, 2014, which was filed with the Securities and Exchange Commission on October 22, 2014.

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Dear [Shareholder]:

On October 22, 2014, Vistaprint publicly filed with the Securities and Exchange Commission our definitive proxy statement for our upcoming annual general meeting of shareholders on November 12, 2014. We would like to set up a time to talk with you about some of the proposals included in this year’s proxy statement, specifically those in the attached file, although we are happy to discuss any of the other proposals as well. Though each proposal is important, and we are seeking your support for them all, we would like to highlight two specific proposals, which are included in the attached discussion outline:

1.	Authorization to Repurchase Shares (Proposal 7): Shareholder approval of this proposal will give us flexibility to repurchase up to 20% of our outstanding shares at times when we believe it makes sense for Vistaprint and our shareholders.

2.	Name change to Cimpress N.V. (Proposal 8): We have proposed amending our articles of association to change our company name to Cimpress N.V. to distinguish the parent company from the Vistaprint brand and to reflect and help articulate our strategy and ambition to build the world’s leading mass customization platform that we market via multiple, differentiated brands.

Please let me know when you are available for a discussion. We value the opportunity to engage with you on these proposals and any other questions you may have about the upcoming shareholder vote.

Best,

[Vistaprint representative]

Vistaprint N.V. Proxy Proposal Highlights Annual General Meeting of Shareholders on November 12, 2014

Vistaprint’s Definitive Proxy Statement filed on
October 22, 2014
This presentation is intended to highlight certain sections of Vistaprint’s definitive proxy statement that was filed on October 22, 2014. The proxy statement contains more detailed information about Vistaprint and the proposals; please refer to the full text of the proxy statement as you consider your vote.
1

Proposal 7:
Authorization to Repurchase Shares
• Authorize us to repurchase up to 6.4M shares until May 12, 2016 (18 months)
– We believe that share repurchases can be an attractive investment for Vistaprint and our shareholders
– Because as a Dutch company we must obtain shareholder approval to repurchase shares (unlike a U.S. based company), this authorization would provide us with flexibility to decide to purchase shares over the 18 month period
• The 6.4M shares represent approximately 20% of outstanding shares
– Although some proxy advisory firms recommend against repurchases over 10% of outstanding shares, we believe the ability to repurchase up to 20% gives us more flexibility to make additional repurchases, should we decide that such an allocation of our capital would be beneficial to the company
– If our shareholders do not approve this proposal, we will rely on the previous share repurchase authorization that our shareholders approved in 2013, which expires in
May 2015
2

Proposal 7 (cont.):
Authorization to Repurchase Shares
• Shareholder approval of this proposal 7 does not necessarily mean we will repurchase 20% of our outstanding shares
– We may repurchase fewer than 20% of our shares, including 0 shares
– Our Supervisory and Management Boards look at multiple factors when determining whether to repurchase shares, including:
» Share price relative to anticipated future cash flows
» Ability to use operating cash flow and/or debt to repurchase shares while staying within our debt covenants
» The amount of cash and/or debt capacity we have for other uses
» Market trading and regulatory considerations
3

cimpress

vistaprint pixartprinting albumprinter PEOPLE&PRINT GROUP webs vistaprint

Proposal to change the name of the corporate parent to
Cimpress N.V.
Impact of the name change
Proposal 8:
Amend articles of association to change name
4
– Align the entire company around the vision of becoming the undisputed mass customization leader with a shared CIM platform
– Distinguish the parent company from the Vistaprint brand
– Preserve the differentiation and independence of acquired company brands, as well as the
Vistaprint brand
– If shareholders approve this proposal, expect the change to take effect shortly after the Annual
General Meeting of Shareholders
– Corresponding change to ticker symbol to CMPR
– All customer-facing brands will retain their own brand names and unique value proposition